Exhibit (d)(7)

NON-COMPETE AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETE AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of March 6, 2012, by and among Nuance Communications, Inc., a Delaware corporation (“Parent”) and the undersigned stockholder of the Company (“Stockholder”).

RECITALS

A. Concurrently with the execution of this Agreement, Parent, Townsend Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), Transcend Services, Inc., a Delaware corporation (the “Company”) and certain other parties have entered into an Agreement and Plan of Merger, dated as of March 6, 2012 (the “Merger Agreement”), which provides for the tender offer for shares of Company (the “Offer”) and subsequently a statutory merger of Sub with and into the Company (the “Merger”).

B. Pursuant to the Offer and the Merger, all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement, all upon the terms and subject to the conditions set forth in the Merger Agreement.

C. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the number of outstanding shares of capital stock of the Company and other securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, all as set forth on the signature page of this Agreement.

D. As inducement for Parent to execute the Merger Agreement, Stockholder wishes to agree to certain non-competition and non-solicitation provisions.

E. The Parties acknowledge that the consideration paid to Stockholder pursuant to the Offer and Merger Agreement is also in consideration for the non-competition and non-solicitation undertakings provided by Stockholder hereunder.

F. The execution and delivery of this Agreement is a material condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Affiliate” means with respect to any particular person, any other person controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities or otherwise.

(b) A Person shall be deemed to “Beneficially Own” a security if such Person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security.

(c) “Company Employee” shall mean any current employee, consultant, independent contractor or director of the Company or any of its subsidiaries.

(d) “Effective Time” shall mean such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement.

(e) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.

(f) “Shares” shall mean: (i) all equity securities of the Company (including all shares of Company Common Stock and all options, warrants, convertible promissory notes and other rights to acquire shares of Company Common Stock) Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants, convertible promissory notes and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through the Effective Time.

(g) “Termination Date” shall mean such date and time as the Merger Agreement shall have been terminated pursuant to Article IX thereof.

(h) “Competing Business Purpose” shall mean any business or portion of a business that is a medical transcription service provider.

2. Non-Competition and Non-Solicitation.

(a) As of the Effective Time and for three (3) years thereafter, neither Stockholder nor any of his or her respective Affiliates (which Stockholder shall use his or her best efforts to cause to comply with Section 2 and Section 3 hereof) (collectively, the “Restricted Parties”) shall, directly or indirectly, whether alone or in concert with others, and in whatever capacity, for any of them or on behalf of or in conjunction with any other Person:

(i) engage in any Competing Business Purpose anywhere in North America or in any other territory where the Company or its subsidiaries conducts its business (the “Restricted Territory”), except that (A) the Restricted Parties may own not more than an aggregate of one percent (1%) of the outstanding voting securities of any publicly held Person that competes, directly or indirectly, with the Company, as long as none of the Restricted Parties participates in the management, direction or operations of any such publicly held Person and (B) Stockholder may own voting securities of, be employed by, and participate in the management, direction and operations of, Parent;

(ii) solicit or divert away or attempt to solicit or divert away any customer served or solicited by Parent or the Company or any of their Affiliates in an effort to provide services or products to such customer which compete with those provided by the Company or any of its Affiliates or currently planned to be provided by the Company or any of its Affiliates in the future, or otherwise induce any customer of Parent, the Company or any of their Affiliates to curtail or cease doing business with Parent, the Company or any of their Affiliates; or

(iii) encourage, induce, attempt to induce, solicit, or attempt to solicit any of the Company Employees to terminate his or her employment with Parent, the Company or any of their Affiliates, or employ or establish a business with any Company Employee or solicit or encourage any Company Employee to leave his or her employment or terminate his or her relationship with Parent, the Company or any of their Affiliates.

(b) If any provision contained in this Section 2 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 2, which shall remain in full force and effect. The covenants contained in Section 2 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 2 hereof. If, in any judicial proceeding, an arbitrator or a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the unlikely event that any of the terms, provisions, or covenants of this Section 1 are deemed by an arbitrator or a court of competent jurisdiction to exceed the time, geographic or scope limitations permitted by applicable law, the arbitrator or court shall limit the application of any such term, provision or covenant, or modify such term, provision or covenant to the maximum time, geographic or scope limitations, as the case may be, and proceed to enforce those terms as so limited or modified.

(c) Stockholder acknowledges that Parent would be irreparably harmed by any breach of this Section 2 and that there would be no adequate remedy at law or in damages to compensate Parent for any such breach. Accordingly, in the event of a breach or threatened breach of this Section 2, Stockholder agrees that Parent shall be entitled to temporary, preliminary, and permanent injunctive relief, without the necessity of proving actual damages or posting a bond therefore, requiring specific performance by Stockholder of this Section 2, and Stockholder consents to the entry or enforcement thereof. Stockholder shall be responsible for all violations of any of the covenants in this Section 2 by any of the Restricted Parties.

(d) Stockholder’s obligations under this Agreement shall remain in effect if Stockholder’s employment with Parent is terminated for any or no reason.

(g) Nothing in this Agreement shall be deemed or construed to create or alter any employment relationship between Parent or the Company and Stockholder.

3. Confidentiality. Stockholder and each of his or her Affiliates will hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law and regulations, all confidential documents and non-public information concerning the Company or Parent or any of their subsidiaries, including any information regarding the Merger Agreement and the Merger; provided that Stockholder may disclose such information to his or her accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, for protecting Stockholder’s rights, and pursuant to a demand of any tax authority, so long as such persons are informed by Stockholder of the confidential nature of such information and are directed by Stockholder to treat such information confidentially in accordance with this Agreement. The obligation of Stockholder and any of his or her Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of his or her own similar information. If this Agreement is terminated, Stockholder and any of his or her Affiliates will, and will use his or her best efforts to cause his or her respective officers, directors, members, managers, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Parent, upon request, all documents and other materials, and all copies thereof, obtained by Stockholder or any of his or her Affiliates or on their behalf concerning the Company or Parent in connection with this Agreement that are subject to such confidence.

4. Representations, Warranties and Covenants of Stockholder. Except as otherwise disclosed in the Merger Agreement, Stockholder represents, warrants and covenants to Parent as follows:

(a) Stockholder is the Beneficial Owner of the shares of Company Common Stock and the options and warrants to purchase shares of Company Common Stock indicated on the signature page of this Agreement.

(b) Stockholder does not Beneficially Own any shares or rights to acquire shares of capital stock of the Company (including without limitation promissory notes that are convertible into shares of Company Common Stock) other than the shares of Company Common Stock and the options and warrants to purchase Company Common Stock indicated on the signature page of this Agreement.

(c) Stockholder has the full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares.

(d) As of the date hereof, the Shares are, and at all times up until the earlier of the Effective Time or the Termination Date, the Shares will be, free and clear (by waiver or otherwise) of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges or other encumbrances.

(e) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement.

5. Covenants. Stockholder hereby covenants and agrees to execute and deliver any additional documents reasonably necessary to carry out the purpose and intent of this Agreement, the Merger Agreement and the Merger.

6. Termination. This Agreement (including without limitation, the agreements and obligations set forth in Section 2, Section 3 and Section 7 hereof) shall terminate and shall become null and void as of the Termination Date. Other than as provided in the immediately preceding sentence, (i) the agreements and obligations set forth in Section 2 hereof shall survive for a period of three (3) years from the Effective Time, and (ii) the agreements and obligations set forth in Section 3 and Section 7 hereof shall survive for a period of seven (7) years from the Effective Time, except that Section 3 shall continue to apply to any trade secrets as long as such trade secrets are protected under applicable law.

7. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Stockholder may be assigned by Stockholder without the prior written consent of Parent. This Agreement shall inure to the benefit of Parent and its successors and assigns.

(c) Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d) Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(e) Specific Performance; Injunctive Relief. The parties acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity, and Stockholder consents to the entry or enforcement thereof.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

If to Parent:	Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: Executive Vice President, Strategy & Corporate Development Facsimile No.: (781) 565-5001

With a copy to:	Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: General Counsel Facsimile No.: (781) 565-5001

If to Stockholder or to the Company:	To the address for notice set forth on the signature page hereof.

With a copy to
Company Counsel:	Womble Carlyle Sandridge & Rice, LLP Atlantic Station 271 17th Street, NW, Suite 2400 Atlanta, GA 30363-1017 Attention: John F. Sandy Smith, Esq

(g) Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule (whether of Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. The competent court in Massachusetts shall have exclusive jurisdiction upon any dispute arising from this Agreement.

(h) Attorneys’ Fees and Expenses. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by either party, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(i) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(k) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(l) Acknowledgment. This Agreement is executed voluntarily and without any duress or undue influence by any of the parties. The parties hereto acknowledge that:

(i) They have read this Agreement;

(ii) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(iii) They understand the terms of this Agreement and the obligations it contains;

(iv) They are fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

NUANCE COMMUNICATIONS, INC.	STOCKHOLDER:

By:
Name:	Signature
Title:
Print Name

Company Common Stock

Common Stock:
Options to Purchase Common Stock: